EXHIBIT 10.2
LEAVE OF ABSENCE AGREEMENT
This LEAVE OF ABSENCE AGREEMENT (this "Agreement") is entered into on April 24, 2017, by and among Nu Skin Enterprises, Inc., a Delaware corporation ("Company"), and Truman Hunt ("Employee").
RECITALS
A. Employee has requested a special leave of absence in order to fulfill an ecclesiastical assignment for his church.  It is anticipated that such special leave of absence would be for approximately three years.
B. Company is willing to provide Employee with certain benefits during the special leave of absence in consideration of the restrictive covenants and release of claims.  Company and Employee are entering into this Agreement in order to set forth the terms and conditions of such special leave of absence.
AGREEMENT
The parties hereby agree as follows:
1. Leave of Absence.  Company hereby authorizes Employee to take a special leave of absence (the "Special Leave") in order to serve in a volunteer ecclesiastical assignment.  Such Special Leave shall commence on July 1, 2017, and continue through September 30, 2020, unless terminated earlier pursuant to the provisions of Section 5 by either party.  During the Special Leave, Employee authorizes Company to use Employee's name and likeness for Company's marketing and other purposes.  Notwithstanding the foregoing, all compensation and benefits shall be terminated on July 1, 2017 (including the payment of any further salary) except for the benefits specifically identified and described in this Agreement.  Employee shall be entitled to receive the cash incentive bonus for the 2nd quarterly incentive period of 2017 in accordance with Company's 2017 cash incentive plan and Employee's salary and target bonus percentage that are in effect for each of the quarterly periods. Employee shall also be entitled to receive a cash incentive bonus for the 2017 annual incentive period in accordance with Company's 2017 cash incentive plan and Employee's salary and target bonus percentage that are in effect for the first six-months of 2017; provided, however, that the bonus payment for the annual incentive period shall be reduced by 50% to reflect that Employee only provided service for six months during the annual incentive period.
2. Special Leave Benefits.  Except to the extent prohibited by law or the express provisions of any employee benefit plan, during the Special Leave Company shall provide Employee with the benefits described in this Section 2 (the "Special Leave Benefits").  Other than the Special Leave Benefits, no other compensation or benefits shall be provided to or accrue to the benefit of Employee.  Employee shall be responsible for any tax impact on Employee related to the Special Leave Benefits.

a.
Health Insurance.  To the extent allowable under Company's group medical and dental plans, Company shall continue to provide coverage under these plans to Employee during the Special Leave.  Employee shall remain liable to pay the employee portion of the insurance costs as established from time to time by Company for its employees. In lieu of coverage under Company's group medical and dental plans, Employee may elect to secure his own private insurance during the Special Leave.  In such event, Company shall reimburse Employee for his documented out-of-pocket (and un-reimbursed) costs to acquire such insurance up to an amount equal to the amount Company would have paid (net of Employee's contribution) under Company's group plans to provide medical and/or dental insurance coverage to Employee.

b.
Product Allotment. During the Special Leave, Employee may receive (i) Company product from regular inventory having a cost of goods value of up to $6,000 per year for personal use by Employee and his immediate family members; and (ii) an unlimited amount of Company product from Company's employee store for personal use by Employee and his immediate family members.  Employee may also use the product for personal gifts in accordance with Company's policies.

c.
Equity.  With respect to the equity awards that have been granted to Employee under Company's equity incentive plans and the applicable award agreements, except as provided in paragraph d. below, (i) notwithstanding anything in this Agreement to the contrary, for purposes of Employee's equity awards, Employee will be deemed to have voluntarily terminated his employment in connection with this Special Leave and Employee's "Continuous Service" shall be deemed terminated immediately prior to the commencement of this Special Leave,  (ii) all unvested equity awards shall immediately terminate upon such termination of Employee's "Continuous Service," and (iii) all vested equity awards shall terminate in accordance with the terms of the individual equity awards with respect to the termination of awards upon termination of "Continuous Service" (e.g., if an award provides that vested options shall terminate 90 days after termination of "Continuous Service", the vested options for such award would terminate 90 days following the last day of "Continuous Service").

d.
2016 Performance Equity Award.  With respect to the performance stock option granted to Employee on March 2, 2016, (i) the third tranche of options which are scheduled to vest based on Company's earnings per share in 2018 shall terminate in full upon the commencement of the Special Leave; (ii) the Performance Stock Option Agreement applicable to such grant is hereby amended to provide that the second tranche of options scheduled to vest based on Company's earnings per share in 2017 shall remain outstanding, subject to the terms of the Performance Stock Option Agreement, and shall vest in accordance with the vesting schedule for such tranche of options set forth in the Performance Stock Option Agreement and the earnings per share certified by the Executive Compensation Committee; provided, however, the amount of options that may vest shall be reduced by 50% to reflect that Employee only provided service for 50% of the performance period; (iii) and any options that do not vest in accordance with paragraph d.(ii) shall immediately terminate upon certification by the Executive Compensation Committee of the earnings per share for 2017; (iv) the options that vested in the first tranche based on 2016 performance shall terminate in accordance with the original terms of the Performance Stock Option Agreement with respect to the termination of awards upon termination of "Continuous Employment" (i.e., three years from the commencement of the Leave of Absence); and (v) any options in the second tranche that vest pursuant to paragraph d.(ii) above, shall terminate on May 31, 2018.

e.
Deferred Compensation Plan. Employee shall be considered to remain in the employment of the Company during the Special Leave to the extent permitted under applicable law with respect to the Company's deferred compensation plan; provided, however, that Company shall not provide any contributions to the Deferred Compensation other than those contributions tied specifically to employment during the first six months of 2017.

f.	Life Insurance. During the Special Leave, Company shall continue to pay the premiums for $750,000 in term life insurance coverage for Employee.
g.	Health Savings Account. During the Special Leave, Company shall contribute $1,200 per year into Employee's health savings account to the extent Employee remains eligible for such contribution.
3. Key Employee Covenants.  All key-employee covenants that are applicable to Employee shall remain in full force and effect during the Special Leave period except for the non-non-competition covenant and the non-solicitation covenant which shall be superseded by the provisions of this Section 3.
a.
Non-Compete. In consideration for the compensation payable pursuant to this Agreement, Employee agrees that, during this Special Leave, Employee shall not, directly or indirectly, in any market where Company or subsidiaries engage in business:  (i) engage in any Competitive Business; (ii) undertake to plan or organize any Competitive Entity; (iii) become associated or connected in any way with, participate in, be employed by, render services to, or consult with, any Competing Entity (nor shall the Employee discuss the possibility of employment or other relationship with any Competing Entity); or (iv) own any direct or indirect interest in any other Competing Entity; provided, however, this limitation shall not be interpreted as prohibiting Employee from investing in a Competing Entity that is a public company so long as such investment does not exceed 1% of the outstanding securities of such public company and Employee discloses in writing to the Company (a) the name of the public company and the number of shares which he owns, and (b) any material change in the Employee's ownership. This Section 3.a shall not restrict the right of the Employee to practice law in violation of any applicable rules of professional conduct.  For purposes of this Section 3, "Competitive Business" shall mean the (i) multi-level marketing channel through which products and services are marketed directly to consumers through a sales force of independent contractors (including, without limitation, through person to person contact, via the telephone, video or through the Internet) who receive rewards or commissions based upon a compensation plan which contemplates a genealogical sales force of multiple levels, with such commissions paid for by (A) sales of products and services by such contractor, and/or (B) sales of products and services by other independent contractors in such contractor's genealogical downline, and (ii)  a home-based business opportunity focused on selling products directly to the consumers.  For purposes of his Section 3, "Competing Entity" shall mean any entity or person that is engaged, directly or indirectly, in a Competitive Business.

b.
Employee shall not in any way, directly or indirectly, at any time during this Special Leave or within two years following termination of this Special Leave: (a) recruit, solicit or sponsor any customer, or distributor or other member of Company's sales force, to terminate their relationship with the Company or to form a relationship with, promote, sell or purchase the products or services of, participate as a salesperson of, or otherwise associate with, a Competing Entity; (b) recruit or solicit any distributor or other member of Company's sales force, employee, vendor, consultant or other person or entity in the employment or service of Company or any of its respective subsidiaries or affiliates at the time of such solicitation, in any case to (i) terminate such employment or service, and/or (ii) accept employment, or enter into any consulting or other service arrangement, with any person or entity other than Company or any of its respective subsidiaries or affiliates; or (c) assist any other person in any attempt to do any of the foregoing.

4. No Guaranty of Employment.  Employee shall not be guaranteed employment or any position with Company following the termination or expiration of the Special Leave.
5. Termination.  This Special Leave may be terminated at any time by Employee upon a written notice to Company for any reason or no reason.  This Special Leave may be terminated at any time by the Company upon written notice to Employee for any reason or no reason.  Upon termination of the Special Leave by Employee or Company, the Company shall have no further obligation to provide the Special Leave Benefits.  In addition, Employee shall remain subject to those key employee covenants that by their terms survive the termination of employment.
6. Release of Claims. In consideration of the benefits provided under this Agreement, Employee, on behalf of himself and all persons and entities claiming by, through, or under Employee, hereby completely releases Company and all shareholders, agents, directors, executives and employees of Company from all claims, charges, demands, grievances, and/or causes of action that Employee had, has, or may claim to have based on, arising from, or relating to Employee's employment with Company or the termination thereof, including, without limitation, any claims, charges, demands, grievances, and/or causes of action under:
a.	Title VII of the Civil Rights Acts of 1964 and 1991, as amended, which prohibit discrimination on the basis of race, color, sex, religion, or national origin;
b.	Section 1981 of the Civil Rights Act of 1866, which prohibits discrimination on the basis of race;

c.	The Employee Retirement Income Security Act as of the effective date of this Agreement;
d.	Any state laws against discrimination; or
e.	Any other federal, state, or local statute or common law relating to employment.
The foregoing release also includes, without limitation, release of any claims for wrongful discharge, breach of express or implied contract of employment, employment-related torts, personal injury (whether physical or mental), or any other claims in any way related to Employee's employment with or termination of employment with Company. Employee acknowledges and agrees that Employee has not been discriminated against in any manner prohibited by law during Employee's employment with Company or with regard to the termination of Employee's employment with Company.
Notwithstanding the foregoing, Employee does not waive any rights to (i) unemployment insurance benefits or worker's compensation benefits, (ii) any benefits accrued, vested, or otherwise available to Employee under the 401(k) plan, Employee's Health Savings Account, the Deferred Compensation Plan, and the equity award agreements under the 2010 Omnibus Incentive Plan or its amendments  (subject in all respects to the provisions of this Agreement),  (iii) any indemnification rights under Company's charter documents or the indemnification agreement entered into between Company and Employee, (iv) any insurance policy insuring officers and directors of Company, (v) any claims that cannot be waived under applicable law, and (vi) any claims for a breach by Company of this Agreement.  Employee further understands that nothing in this release prohibits Employee from paying COBRA premiums to maintain Employee's participation in Company's group health plan to the extent allowed by law and subject to the terms, conditions, and limitations set forth in Company's group health plan.
Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. Employee and Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the effective date of this Agreement.  Employee acknowledges that the consideration given for this waiver and release agreement is in addition to anything of value to which Employee was already entitled.  Employee further acknowledges that Employee has been advised by this writing that:
(i)	Employee should consult with an attorney prior to executing this Agreement;
(ii)	Employee has at least 21 days within which to consider this Agreement, although Employee may accept the terms of this Agreement at any time within those 21 days;
(iii)	Employee has at least seven days following the execution of this Agreement by the parties to revoke this Agreement; and
(iv)	This Agreement will not be effective until the revocation period has expired.

Employee acknowledges that Company does not have a formal leave of absence policy and that Company has no obligation to allow a leave of absence.
7. Tax Acknowledgment.  Employee represents and acknowledges that he has consulted with his tax advisors regarding the tax consequences of the benefits and other provisions of this Agreement and that Employee is not relying on any tax advice from Company in entering into this Agreement or determining how to treat the benefits under this Agreement for tax purposes.  Employee acknowledges that Section 409A and the regulations promulgated thereunder are new and complex and that there are significant penalties associated with failure to properly defer income.  Employee represents and acknowledges he has been advised to seek advice from his own tax advisors with respect to Section 409A issues associated with this Agreement and the benefits being provided hereunder.  Employee shall be responsible for any and all taxes associated with the benefits provided above including any penalties or interest resulting from failure to properly recognize such income for income tax purposes.
8. Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.
9. Governing Law.  The validity of this Agreement and the interpretation and performance of all of its terms shall be governed by the substantive and procedural laws of the State of Utah.  Each party expressly submits and consents to exclusive personal jurisdiction and venue in the courts of Utah County, State of Utah or in any Federal District Court in Utah.
10.              Entire Agreement.  This Agreement, along with the documents expressly referenced in this Agreement, including the Key Employee Covenants and equity incentive plans and grant documents, constitute the entire agreement between the parties.  No other promises or agreements have been made to Employee or Company other than those contained in this Agreement. Employee and Company acknowledge that they have read this agreement carefully, fully understand the meaning of the terms of this Agreement, and are signing this Agreement knowingly and voluntarily.  This Agreement may not be modified except by an instrument in writing signed by all of the parties hereto.

[Signature Page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates indicated below.

NU SKIN ENTERPRISES, INC.
/s/ Ritch N. Wood	4/24/17
Ritch Wood	Date
Chief Executive Officer

EMPLOYEE
/s/ Truman Hunt	4/24/17
Truman Hunt	Date

[Signature Page to Truman Hunt Leave of Absence Agreement]